AMENDMENT NO. 1

TO

STOCK PURCHASE AGREEMENT

AMENDMENT NO. 1 to the STOCK PURCHASE AGREEMENT dated as of the 28th day of June, 2010 (the “Stock Purchase Agreement”) by and between KENNAMETAL INC., a Pennsylvania corporation with its principal offices at 1600 Technology Way, Latrobe, Pennsylvania 15650 (“Kennametal”) and ABAKAN INC., a Nevada corporation with its principal offices at 2829 Bird Avenue, Miami, Florida 33180 (“Buyer”).  This Amendment shall be effective as of June 28, 2010 (the “Amendment Date”).

RECITALS:

WHEREAS, Kennametal and Buyer are parties to the Stock Purchase Agreement; and

WHEREAS, Kennametal and Buyer desire to amend the Stock Purchase Agreement to modify the Closing Date and set forth certain additional provisions for payment of the Purchase Price;

In consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Kennametal and Buyer, intending to be legally bound, hereby agree as follows:

Amended Language.  The parties hereby agree to amend Section 1(b) of the Stock Purchase Agreement by deleting it in its entirety and replacing it with the following:

“(b)      Purchase Price.  As total consideration for the Shares, Buyer shall pay Kennametal the sum of $1,500,000 (the “Purchase Price”) in accordance with the terms of this Section 1(b).  The Purchase Price shall be due and payable in installments as follows:  the first non-refundable installment in an amount equal to $500,000 (the “First Installment”) shall be due and payable on the date of execution of this Amendment (the “Execution Date”).  The remaining $1,000,000 shall be due and payable by no later than September 30, 2010.  Payment for each installment of the Purchase Price shall be made in immediately available funds by wire transfer to an account designated by Kennametal in writing to Buyer.

            (i)         In the event that Buyer is unable to pay the Purchase Price in full by September 30, 2010, Buyer agrees to pay, as liquidated damages to Kennametal and in addition to the balance of the Purchase Price then due and payable, an amount equal to $50,000 for each thirty (30) day period during which the Purchase Price remains unpaid.  For example, if the Purchase Price is not paid in full on September 30, 2010, then Buyer shall remit liquidated damages in an amount equal to $50,000 to Kennametal on October 1, 2010; if the Purchase Price is not paid in full on October 29, 2010, then Buyer shall remit liquidated damages in an amount equal to $50,000 to Kennametal on November 1, 2010.  Liquidated damages shall continue to apply in this manner until the Termination Date.

            (ii)        Buyer agrees that the Purchase Price, plus any liquidated damages that become due and payable, shall be paid in full no later than December 31, 2010 (the “Termination Date”).  If the Purchase Price and all amounts that become due and payable under this Agreement are not paid in full and the Closing has not occurred by the Termination Date, Kennametal may terminate this Agreement.  Kennametal will retain any and all amounts paid hereunder as a non-refundable installment or liquidated damages and will otherwise be entitled to pursue any rights or remedies available to it.”

Amended Language.  The parties hereby agree to amend Section 1(d) by deleting it in its entirety and replacing it with the following:

“(d)  The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kennametal in Latrobe, Pennsylvania, commencing at 10:00 a.m. local time on the date upon which the Purchase Price is paid in full, but no later than the Termination Date.”

Amended Language.  The parties hereby agree to amend Section 1(f) by deleting it in its entirety and replacing it with the following:

“(f)     Deliveries on Execution Date and Closing.  On the Execution Date, Buyer will deliver to Kennametal a fully executed copy of Amendment No. 1 and the First Installment, and Kennametal will deliver to Buyer a fully executed copy of Amendment No. 1.  At or prior to the Closing, Buyer will deliver to Kennametal the balance of the Purchase Price, together with any liquidated damages then due and payable, and Kennametal will deliver to Buyer the stock certificate(s) representing the Shares, duly endorsed in blank or accompanied by valid stock powers to effect the transfer.”

Remainder of Agreement in Full Force and Effect.  All other provisions of the Stock Purchase Agreement remain in full force and effect.

Counterparts.  This Amendment No. 1 may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed as of the date first written above.

                                                            Kennametal Inc.

                                                            By: /s/ Frank P. Simpkins

                                                            Name:  Frank P. Simpkins

                                                            Title:    Vice President and Chief Financial Officer

                                                            Date:    September 7, 2010

                                                            Abakan Inc.

                                                            By: /s/ Robert Miller

                                                            Name:  Robert Miller

                                                            Title:    Chief Executive Officer

                                                            Date:    September 7, 2010